Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the SBERA 401(k) Plan as Adopted by The Provident Bank of our report dated March 14, 2019 relating to the consolidated financial statements of Provident Bancorp, Inc. appearing in its Prospectus included in Form S-1 (File No. 333-232018).

/s/ Whittlesey PC

Hartford, Connecticut
October 30, 2019